Exhibit 4.2

WILLIAMS PARTNERS L.P.
And
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of November 9, 2010
To
INDENTURE
Dated as of November 9, 2010

4.125% Senior Notes due 2020

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EXHIBIT A	FORM OF NOTE

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     This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 9, 2010, between WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, duly organized and validly existing under the laws of the United States of America, as trustee (the “Trustee”).
     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of November 9, 2010 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), between the Company and the Trustee, providing for the issuance from time to time of one or more series of Securities.
     The Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of its 4.125% Senior Notes due 2020 (the “Notes”), and the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
     The Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture and to replace, where necessary, covenants in the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes.
     All things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.
     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:
ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 101 Definitions; Rules of Construction.
     Except as otherwise expressly provided in or pursuant to this Supplemental Indenture or unless the context otherwise requires, for all purposes of this Supplemental Indenture:
     (1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
     (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the terms “generally accepted accounting principles” or “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
     (4) the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;
     (5) the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”);
     (6) provisions apply to successive events and transactions;
     (7) any reference to gender includes the masculine, feminine and the neuter, as the case may be;
     (8) references to agreements and other instruments include subsequent amendments thereto and restatements thereof;
     (9) “including” means “including without limitation”;
     (10) all exhibits are incorporated by reference herein and expressly made a part of this Supplemental Indenture; and
     (11) all references to articles, sections and exhibits (and subparts thereof) are to articles, sections and exhibits (and subparts thereof) of this Supplemental Indenture.
     Certain terms used principally in certain Articles hereof are defined in those Articles. Capitalized terms used but not defined in this Supplemental Indenture shall have the meaning ascribed to them in the Base Indenture.
     “Additional Notes” means any additional Notes issued under the Indenture as part of the same series as the Notes.
     “Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for that Redemption Date.
     “Base Indenture” has the meaning assigned to it in the recitals hereto.
     “Business Entity” has the meaning assigned to it in the definition of “Non-Recourse Subsidiary” in this Section 101.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     “Comparable Treasury Price” means, with respect to any Redemption Date:
     (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or
     (2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.
     “Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Subsidiaries after deducting therefrom:
     (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
     (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Company for the Company’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Global Note” means a certificated Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Security Legend and that has the “Schedule of Adjustments” attached thereto. As of the date of this Supplemental Indenture all of the Notes are represented by Global Notes.
     “Global Security Legend” means the legend set forth in Section 203 of the Base Indenture and any other legend required by the Depositary.
     “Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.
     “Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, and as may be amended or further supplemented from time to time, pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture.
     “Initial Notes” means the first $600,000,000 aggregate principal amount of the Notes issued under the Indenture on the date hereof.
     “Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.
     “Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) or any property or assets of the Company or any of its Subsidiaries (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).
     “Non-Recourse Subsidiary” means any Subsidiary of the Company (1) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (2) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (3) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness, or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities, and (4) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.
     “Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. For purposes of the Indenture, all references to the notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes. In addition, unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.
     “Outstanding Notes” means any Notes that are Outstanding Securities.
     “Permitted Liens” means:
     (1) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by the Company or any of its Subsidiaries, whether or not assumed by the Company or any of its Subsidiaries;
     (2) any Lien existing on any property of a Subsidiary of the Company at the time it becomes a Subsidiary of the Company and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with the Company or any Subsidiary thereof and not created in contemplation thereof;
     (3) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair, or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

     (4) any Liens created or assumed to secure Indebtedness of the Company or any Subsidiary of the Company maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;
     (5) Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by the Company or any Subsidiary thereof and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;
     (6) leases constituting Liens existing on or after the date hereof and any renewals or extensions thereof;
     (7) any Lien securing industrial development, pollution control or similar revenue bonds;
     (8) Liens existing on the date hereof;
     (9) Liens in favor of the Company or any of its Subsidiaries;
     (10) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the Indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;
     (11) Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by the Company or any of its Subsidiaries or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;
     (12) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the Indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the Indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);
     (13) any Liens securing Indebtedness neither assumed nor guaranteed by the Company or a Subsidiary of the Company nor on which the Company or a Subsidiary of the Company customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Company or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by the Company or such Subsidiary;

     (14) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment), or transportation equipment (including motor vehicles, aircraft, and marine vessels);
     (15) undetermined Liens and charges incidental to construction or maintenance;
     (16) any Lien created or assumed by the Company or a Subsidiary of the Company on oil, gas, coal, or other mineral or timber property owned by the Company or a Subsidiary of the Company;
     (17) any Lien created by the Company or a Subsidiary of the Company on any contract (or any rights thereunder or proceeds therefrom) providing for advances by the Company or such Subsidiary to finance gas exploration and development, which Lien is created to secure Indebtedness incurred to finance such advances; and
     (18) any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of the Company or of any of the Company’s Subsidiaries to issuing banks in connection with letters of credits issued at the request of the Company or any Subsidiary of the Company.
     “Primary Treasury Dealer” has the meaning assigned to it in the definition of “Reference Treasury Dealers” in this Section 101.
     “Quotation Agent” means the Reference Treasury Dealer appointed as such agent by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.
     “Reference Treasury Dealers” means (1) Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC and their successors, unless any of such entities ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (2) any two other Primary Treasury Dealers selected by the Company.
     “Refinanced Indebtedness” has the meaning assigned to it in the definition of “Permitted Liens” in this Section 101.
     “Stated Maturity” means November 15, 2020.
     “Supplemental Indenture” has the meaning assigned to it in the preamble hereto.

Section 102 Relationship With Base Indenture
     The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.
     The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
Section 103 Effect of Headings and Table of Contents.
     The Article and Section headings in this Supplemental Indenture and the Table of Contents herein are for convenience only and shall not affect the construction hereof.
Section 104 Successors and Assigns.
     All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 105 Separability Clause.
     In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 106 Governing Law; Waiver of Trial by Jury.
     This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes or the transactions contemplated hereby.

Section 107 Counterparts.
     This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
ARTICLE TWO
THE NOTES
Section 201 Establishment, Form and Dating.
     There is hereby established a new series of Securities to be issued under the Base Indenture, to be designated as the Company’s 4.125% Senior Notes due 2020.
     There are to be authenticated and delivered $600,000,000 principal amount of Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 301 of the Base Indenture by the issuance of Additional Notes. Any such Additional Notes will have the same interest rate, maturity and other terms as the Initial Notes, except for their issue price and, if applicable, the initial interest accrual date and the initial Interest Payment Date, and shall constitute a single series of Securities with the Initial Notes. No Notes shall be authenticated and delivered in addition to Notes for the principal amount as so increased except as provided by Sections 304, 305, 306, 906 or 1107 of the Base Indenture. The Notes shall be senior debt securities and shall be issued in fully registered form.
     The Notes and the Trustee’s certificate of authentication with respect thereto will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication, and except as provided in Section 305 of the Base Indenture, will be issued in the form of one or more Global Notes. The principal of, and any premium or interest on, the Notes shall be payable in Dollars. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of the Indenture and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
Section 202 Registrar and Paying Agent.
     The Company will maintain a Registrar and Paying Agent with respect to the Notes. The Registrar will keep a Security Register with respect to the Notes and of their transfer and exchange.
     The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

     The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as custodian for the Depositary with respect to the Global Notes.
ARTICLE THREE
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
     Legal defeasance of the Notes under clause (2) of Section 402 of the Base Indenture and covenant defeasance of the Notes under clause (3) of Section 402 of the Base Indenture shall be applicable to the Notes, and the Company may at its option by Board Resolution, at any time, with respect to the Notes, elect to have Section 402(2) or Section 402(3) of the Base Indenture be applied to the Outstanding Notes upon compliance with the conditions set forth in Section 402 of the Base Indenture. In addition to Section 801 of the Base Indenture, Section 501 of this Supplemental Indenture shall be subject to covenant defeasance under Section 402(3) of the Base Indenture.
ARTICLE FOUR
EVENTS OF DEFAULT AND REMEDIES
     For purposes of the Notes (but not any other Securities, unless provided by the terms thereof), paragraph (4) of Section 501 of the Base Indenture is hereby amended and restated in its entirety to read as follows:
     “(4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements (other than those described in clause (1), (2) or (3) above) on the part of the Company with respect to that series contained in such Securities or otherwise established with respect to that series of Securities pursuant to Section 301 hereof or contained in this Indenture (other than a covenant or agreement which has been expressly included in this Indenture solely for the benefit of one or more series of Securities other than such series), which failure continues for a period of 60 days, or in the case of such a failure with respect to Section 704 of this Indenture, 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” shall have been given to the Company by the Trustee, upon direction of Holders of at least 25% in principal amount of the then Outstanding Securities of that series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the Indenture that results from a change in GAAP shall not be deemed to be an Event of Default with respect to the Securities of that series;”

ARTICLE FIVE
ADDITIONAL COVENANTS
     The Notes shall be subject to the following covenant in addition to the provisions of Article Ten of the Base Indenture (provided that Section 1004 of the Base Indenture shall not be applicable to the Notes):
Section 501 Limitation on Liens.
     The Company shall not, and shall not permit any Subsidiary of the Company to, issue, assume, or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any property of the Company or any of its Subsidiaries, owned on the date of the Indenture or thereafter acquired, unless the Notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by such a Lien.
     Notwithstanding the preceding paragraph, the Company may, and may permit any Subsidiary of the Company to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, upon any property of the Company or any of its Subsidiaries, without securing the Notes, provided that the aggregate principal amount of all Indebtedness of the Company and any Subsidiary of the Company then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.
ARTICLE SIX
REDEMPTION OF NOTES
Section 601 Optional Redemption.
     The Notes may be redeemed, in whole or in part, at the option of the Company pursuant to the terms set forth in the first and second paragraphs of Section 2 of the Notes. In the case of a redemption pursuant to the first paragraph of Section 2 of the Notes, the Company shall give the Trustee notice of the Redemption Price promptly after the determination thereof and the Trustee shall have no responsibility for determining such Redemption Price. Other than as specifically provided in this Section 601 or Section 2 of the Notes, any redemption pursuant to this Section 601 will be made pursuant to the provisions of Article Eleven of the Base Indenture.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its General Partner

By:	/s/ Rodney J. Sailor
	Name:	Rodney J. Sailor
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Rafael Martinez
	Name:	Rafael Martinez
	Title:	Senior Associate

EXHIBIT A
[Face of the Note]
CUSIP: 96950FAG9
ISIN: US96950FAG90
4.125% Senior Note due 2020

No.	$
WILLIAMS PARTNERS L.P.
promises to pay to [CEDE & Co.]1 or registered assigns,
the principal sum of                                                                                      DOLLARS [or such greater or lesser amount as is indicated on the Schedule of Adjustments attached hereto] 2 on November 15, 2020.
Interest Payment Dates: May 15 and November 15
Regular Record Dates: May 1 and November 1 (whether or not a Business Day)
Dated:

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its General Partner

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:
THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:
Authorized Signatory

[1]	Insert in Global Notes only

[2]	Insert in Global Notes only

[THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.
UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO WILLIAMS PARTNERS L.P. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNED HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[3]	Insert in Global Notes only.

[Reverse of the Note]
WILLIAMS PARTNERS L.P.
4.125% Senior Note due 2020
          1. GENERAL
          This Note is one of a duly authorized issue of Securities of the Company (the “Securities”), issued and issuable in one or more series under an Indenture, dated as of November 9, 2010, (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Base Indenture), to which Base Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 4.125% Senior Notes due 2020 (the “Notes”) which was issued under the First Supplemental Indenture to the Indenture dated as of November 9, 2010 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”) and which is initially limited to $600,000,000 in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
     The Company promises to pay interest on the principal amount of this Note at the rate of 4.125% per annum from [Insert for Initial Notes — “November 9, 2010”] until the Stated Maturity, unless earlier repurchased, redeemed or otherwise cancelled. The Company will pay interest semiannually on May 15 and November 15 of each year (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent Interest Payment Date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from [Insert for Initial Notes — “November 9, 2010”]; provided that if there is no existing default in the payment of interest, and if this Note is authenticated between a regular record date set forth on the face hereof (each a “Regular Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [Insert for Initial Notes — “May 15, 2011”] and interest accrued from [Insert for Initial Notes — “November 9, 2010”] shall be payable on such date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture. Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates.

          Further, the Company shall pay interest on overdue principal and premium, if any, from time to time on demand at a rate of 4.125% per annum; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
          If an Interest Payment Date, the Stated Maturity or a Redemption Date falls on a day that is not a Business Day, payment of principal, premium, if any, and interest due on that date shall be made on the next following day that is a Business Day and no interest shall accrue for the period from and after the Interest Payment Date, Stated Maturity or such Redemption Date, as the case may be, on the payment so deferred.
          2. OPTIONAL REDEMPTION
          The Notes are subject to redemption upon not less than 30 or more than 60 days’ notice to the Holders of the Notes to be redeemed as provided in the Indenture, at any time or from time to time prior to August 15, 2020, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Notes being redeemed, plus accrued interest to the Redemption Date and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points plus accrued interest to the Redemption Date.
          In addition, the Notes are subject to redemption upon not less than 30 or more than 60 days’ notice to the Holders of the Notes to be redeemed as provided in the Indenture, at any time or from time to time on or after August 15, 2020, as a whole or in part, at the election of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued interest to the Redemption Date
          If less than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee on a pro rata basis or by lot (whichever is consistent with the Trustee’s customary practice). Unless the Company defaults in payment of such Redemption Price, from and after the Redemption Date, the Notes or portions thereof called for redemption will cease to bear interest, and the Holders thereof will have no right in respect of such Notes except the right to receive the Redemption Price thereof.
          3. DEFEASANCE
          The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Note and (b) certain restrictive covenants upon compliance by the Company with certain conditions set forth therein.
          4. DEFAULTS AND REMEDIES

          If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable, or in the circumstances described in the Indenture, shall automatically become due and payable, in the manner and with the effect provided in the Indenture. At any time after such declaration of acceleration or automatic acceleration with respect to the Notes has been made or has occurred, but before a judgment or decree for payment of money has been obtained by the Trustee as provided in the Indenture, if all Events of Default with respect to the Notes have been cured or waived (other than the non-payment of principal of the Notes which has become due solely by reason of such declaration of acceleration or automatic acceleration) and certain other conditions have been complied with, then and in every such case, the Holders of a majority in aggregate principal amount of the Outstanding Notes may, by written notice to the Company and to the Trustee, rescind and annul such declaration or automatic acceleration and its consequences on behalf of all of the Holders of Notes, but no such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon.
          As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (a) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) (i) in the case of an Event of Default specified in clause (1), (2), (5) or (6) of Section 501 of the Indenture, Holders of not less than 25%, or (ii) in the case of an Event of Default specified in clause (3) or (4) of Section 501 of the Indenture, Holders of not less than a majority, in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, (c) such Holders shall have offered the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (d) for 60 days after its receipt of such notice, the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding under the Indenture a direction inconsistent with such request, and (e) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding. The foregoing shall not apply to certain suits described in the Indenture, including any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed or provided for herein.
          5. NONIMPAIRMENT
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest, if any, on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
          6. DENOMINATIONS; TRANSFER AND EXCHANGE
          The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.
          7. SUCCESSOR OBLIGORS
          When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations, except in the case of a lease.
          8. TRUSTEE DEALINGS WITH THE COMPANY
          The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.
          9. AUTHENTICATION
          This Note will not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.
          10. NO RECOURSE AGAINST OTHERS
          The owners of the Company’s Capital Stock, the General Partner and its directors, officers, and members will not be liable for the Company’s obligations under the Note, the Indenture or for any claim based on, or in respect of, such obligations. By accepting a Note, each Holder of that Note will have agreed to Section 108 of the Supplemental Indenture and waived and released any such liability on the part of the owners of the Company’s Capital Stock, the General Partner and its directors, officers, and members. The waiver and release are part of the consideration for issuance of the Notes.
          Notwithstanding the foregoing, nothing in the preceding paragraph shall be construed to modify or supersede any obligation of the General Partner to restore any negative balance in its capital account (maintained by the Company pursuant to the Limited Partnership Agreement) upon liquidation of its interest in the Company.
          11. CUSIP NUMBERS
          Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company will cause CUSIP numbers to be printed on the Notes as a convenience to the Holders of Notes.

          12. GOVERNING LAW
          This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.
          13. AMENDMENT, SUPPLEMENT AND WAIVER
          Subject to certain exceptions, the Indenture or the Notes may be supplemented by an indenture or indentures supplemental to the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes affected by such supplemental indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing default or Event of Default with respect to the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, except a continuing default in the payment of the principal of, or any premium or interest on the Notes, or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Note. Without the consent of any Holder of Notes, the Company and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures as provided in the Indenture, subject to the exceptions set forth therein.
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SCHEDULE A
[SCHEDULE OF ADJUSTMENTS] 4

Principal
	Principal Amount	Principal Amount	Amount Following	Notification Made on Behalf
Date Adjustment Made	Increase	Decrease	Adjustment	of the Trustee

[4]	Insert in Global Notes only

A-8